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                                                                   EXHIBIT 12(a)

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ in millions)

                                                                         Year Ended December 31,
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                                                                 1990     1991      1992     1993       1994
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
EARNINGS:
1.  Income (loss) before income taxes and
     cumulative effects of accounting changes                  $  815   $  834    $  906   $1,550     $  869
2.  Add: Fixed charges excluding capitalized
     interest (Line 10)                                         4,826    3,614     3,099    3,148      3,884
3.  Less: Equity in undistributed income of unconsolidated
     subsidiaries and affiliates                                   47       31        40       30         45
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4.  Earnings including interest on deposits                     5,594    4,417     3,965    4,668      4,708
5.  Less: Interest on  deposits                                 2,226    1,589     1,119    1,013        965
- ------------------------------------------------------------------------------------------------------------
6.  Earnings excluding interest on deposits                    $3,368   $2,828    $2,846   $3,655     $3,743
============================================================================================================
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FIXED CHARGES:
7.  Interest expense                                           $4,799   $3,585    $3,072   $3,122     $3,858
8.  Estimated interest component of net rental expense             27       29        27       26         26
9.  Amortization of debt issuance expense                          --       --        --       --         --
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10. Total fixed charges including interest on deposits and
     excluding capitalized interest                             4,826    3,614     3,099    3,148      3,884
11. Add: Capitalized interest                                      --       --        --       --         --
- ------------------------------------------------------------------------------------------------------------
12. Total fixed charges                                         4,826    3,614     3,099    3,148      3,884
13. Less: Interest on deposits (Line 5)                         2,226    1,589     1,119    1,013        965
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14. Fixed charges excluding interest
     on deposits                                               $2,600   $2,025    $1,980   $2,135     $2,919
============================================================================================================
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CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES:
Including interest on deposits (Line 4/Line 12)                  1.16     1.22      1.28     1.48       1.21
============================================================================================================
Excluding interest on deposits (Line 6/Line 14)                  1.30     1.40      1.44     1.71       1.28
============================================================================================================


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